Exhibit 4.1

Execution Version

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made and entered into effective as of October 3, 2012, by and among EFS-S LLC, a Delaware limited liability company (the “Investor”), Summit Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), and Summit Midstream Partners, LLC, a Delaware limited liability company (the “Company,” and collectively with the General Partner, the “Partnership Parties”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP (the “Partnership”), dated October 3, 2012 (the “Partnership Agreement”).

R E C I T A L S

A.                                   The Company is (i) the sole member of the General Partner and (ii) a limited partner in the Partnership.

B.                                     Investor is a member of the Company.

C.                                     Pursuant to that certain Third Amended and Restated Limited Liability Company Operating Agreement, dated as of October 27, 2011, of the Company, as amended to date (the “Company LLC Agreement”), Investor is entitled to designate at any time, subject to certain conditions, either (i) one manager to the Company’s board of managers or (ii) one non-voting observer to the Company’s board of managers.

C.                                     As a condition to the consummation of the Partnership’s initial public offering of common units (the “IPO”), the Partnership Parties have agreed to grant the Investor similar management and investor rights in the General Partner as more fully set forth herein and the Investor has agreed to be bound by the obligations set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      REPRESENTATIONS AND WARRANTIES.

1.1                                 Representations and Warranties by the Investor: The Investor hereby represents and warrants to the Partnership Parties as follows:

(a)                                  Authorization and Execution.  (i) The Investor has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Investor; (iii) this Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iv) no governmental consent, approval, authorization, notification, license or clearance, and no filing or registration by the Investor with any governmental or regulatory authority, is required in order to permit the Investor to perform its obligations under this Agreement, except for such as have been obtained.

(b)                                 Non-Contravention.  The execution and delivery by the Investor of this Agreement, the performance by the Investor of its obligations hereunder, the consummation of the transactions contemplated hereby by the Investor and compliance by the Investor with the provisions hereof do not conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any lien on any of the assets of the Investor or otherwise result in a detriment to the Investor under, (i) the limited liability company agreement of the Investor (as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Investor is a party or by which the Investor or any of its properties or assets is bound or (iii) any judgment, decree, order, writ, statute, rule or regulation applicable to the Investor (other than any filing that may be required under Section 13(d) and 16 of the Securities Exchange Act of 1934, as amended).

1.2                                 Representations and Warranties by the Partnership Parties.  Each of the Partnership Parties hereby jointly and severally represents and warrants to the Investor as follows:

(a)                                  Authorization and Execution.  (i) Each Partnership Party has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by each Partnership Party and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of such Partnership Party; (iii) this Agreement has been duly executed and delivered by each Partnership Party and constitutes a legal, valid and binding obligation of such Partnership Party, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iv) no governmental consent, approval, authorization, notification, license or clearance, and no filing or registration by any Partnership Party with any governmental or regulatory authority, is required in order to permit any Partnership Party to perform its obligations under this Agreement, except for such as have been obtained.

(b)                                 Non-Contravention.  The execution and delivery by each Partnership Party of this Agreement, the performance by each Partnership Party of its obligations hereunder, the consummation of the transactions contemplated hereby by each Partnership Party and compliance by each Partnership Party with the provisions hereof do not conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any lien on any of the assets of any Partnership Party or otherwise result in a detriment to any Partnership Party under, (i) the certificate of formation or limited liability company operating agreement of any Partnership Party (each as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which any Partnership Party is a party or by which any Partnership Party or any of its properties or assets is bound or (iii) any judgment, decree, order, writ, statute, rule or regulation applicable to any Partnership Party.

2.                                      INVESTOR RIGHTS.

2.1                                 Investor Rights.

(a)                                  Prior to the termination of the rights provided for in this Article 2 pursuant to Sections 3.3 or 3.4, the Investor may, by providing the Company with a written notice, elect (a “Management Election”) to either (i) have the rights, and be subject to the obligations, set forth in Section 2.2 (“Director Rights”) or (ii) have the rights, and be subject to the obligations, set forth in Section 2.3 (“Observer Rights”).

(b)                                 The Investor may elect to change a Management Election by providing a written notice to the Company of such an election; provided, however that (i) if at any time the Investor so elects to have Observer Rights instead of Director Rights, then the Investor Director then in office may be removed in accordance with the provisions set forth in that certain First Amended and Restated Limited Liability Company Agreement, dated as of October 3, 2012, of the Company (the “GP LLC Agreement”) and the Investor shall no longer have Director Rights and (ii) if at any time the Investor so elects to have Director Rights instead of Observer Rights, the Investor Observer shall have no further rights to attend any Board meeting or to receive any Board materials and the Investor shall no longer have the Observer Rights.

(c)                                  For purposes of this Article 2, references to the General Partner shall include any Affiliate (as such term is defined in the Partnership Agreement) of the General Partner that serves as the successor general partner of the Partnership.

2.2                                 Director Rights.  If the Investor elects to have Director Rights in accordance with Section 2.2, then, so long as such election is in effect and such Director Rights have not terminated:

(a)                                  The Investor shall be entitled to designate one director of the board of directors (the “Board”) of the General Partner (the “Investor Director”).  The Investor shall have the right to designate the initial Investor Director (the “Initial Investor Director”), if any, upon the consummation of the IPO.  The Company shall appoint such Initial Investor Director who is so designated and is reasonably acceptable (as defined in Section 2.2(b)) to the Company, and the Initial Investor Director shall commence his or her service on the Board as of the date of such appointment. The Investor Director shall hold office until his or her successor is appointed pursuant to the terms of this Section 2.2 or until his or her earlier death, resignation or removal.

(b)                                 The Investor may elect to remove the Investor Director at any time, with or without cause, and the Company shall remove such Investor Director at the request of the Investor.  In addition, the Company may elect, in its sole discretion, to remove the Investor Director that is no longer reasonably acceptable (as defined below) to the Company.  In the event of the death, resignation or removal of an Investor Director, the Investor may designate a replacement Investor Director by providing the Company with a written notice (the “Director Notice”) identifying any replacement Investor Director, who must be reasonably acceptable to the Company. The Company shall appoint such replacement Investor Director, and the replacement Investor Director shall commence his or her service on the Board on the date of delivery of the Director Notice, provided, however, that no replacement Investor Director will be appointed who is not reasonably acceptable to the Company. For purposes of this Agreement an Investor Director shall be deemed to be “reasonably acceptable” to the Company so long as such Investor Director is not an employee or director of any direct competitor of the General Partner, the Partnership or any of their affiliates and whose appointment would not require the Partnership to disclose any of the reportable events described under Item 401(f) of Regulation S-K of the Securities Act of 1933, as amended, and the rules and regulations thereunder (or any successor regulation thereto).

(c)                                  The Investor Director shall serve on the Board in accordance with the terms of the GP LLC Agreement and shall be entitled to all rights and protections provided thereunder to directors generally.

(d)                                 Notwithstanding anything in this Agreement to the contrary, the Investor’s Director Rights shall terminate upon the earlier of such time as (i) the Investor no longer holds a contribution percentage of ten percent (10%) in the Company, as reduced by the amount of the contribution percentage attributable to any limited liability company interests of the Company sold by the Investor pursuant to a drag along sale (the “GE Threshold Amount”) or (ii) the Company no longer owns 50% of the General Partner’s outstanding limited liability company interests and does not have the right to appoint at least one director to the Board. Immediately upon termination of the Investor’s Directors Rights, the Company shall be entitled to remove any Investor Director previously appointed to the Board.

(e)                                  No individual shall serve as an Investor Director if (i) such individual is a plaintiff in any litigation involving the General Partner, the Partnership or their affiliates or (ii) in the event that any relevant antitrust governmental authority requires such individual to terminate his position as an Investor Director, and in either such event, such individual shall immediately resign as a Director and, failing such a resignation, the Investor shall remove and replace such individual.  In the event that the Investor fails to remove and replace such individual, the Company may remove such individual by giving notice to the Investor to the effect that such individual has been removed pursuant to this clause (e).

2.3                                 Observer Rights.  If the Investor elects to have Observer Rights in accordance with Section 2.1, then, so long as such election is in effect and such Observer Rights have not terminated:

(a)                                  Subject to the provisions of this Section 2.3, the Investor shall be entitled (but shall not be obligated) to designate one person (an “Investor Observer”) to attend all meetings of the Board, solely in the capacity of a non-voting observer, by providing the Company with a written notice (the “Observer Notice”) identifying the Investor Observer. The Investor shall have the right to designate the initial Investor Observer, if any, upon the consummation of the IPO.  The Company shall appoint such Initial Investor Observer who is so designated and is reasonably acceptable (as defined in Section 2.2(b)) to the Company, and the Initial Investor Observer shall be entitled to such rights described herein as of the date of such appointment.

(b)                                 The Investor may elect to remove a previously appointed Investor Observer at any time, with or without cause, by providing written notice to the Company.

(c)                                  Subject to Sections 2.3(d) and (e), the General Partner shall provide the Investor Observer, upon written request of the Investor Observer, notice of each meeting of the Board and copies of any materials provided to the Directors or a committee of the Board, including all materials provided to Directors in connection with any action to be taken by the Board or a committee thereof without a meeting and copies of any written consents.

(d)                                 The Investor Observer shall only be allowed to observe meetings of the full Board (and not committee meetings or any meetings of the Board in executive session), and the Investor Observer shall in no circumstances have any right to participate in any vote, consent or other action of the Board or any committee thereof, nor shall the Investor Observer’s presence, vote, consent or other action be required for any action of the Board or any committee thereof.

(e)                                  The Investor acknowledges and agrees that the General Partner reserves the right (i) not to provide notice of any meeting of the Board, or any committee thereof, or any materials provided in connection with any meeting or otherwise to the Investor Observer, (ii) to exclude the Investor Observer from any meeting or portion thereof and (iii) to redact portions of any Board materials delivered to the Investor Observer, in each case where and to the extent that the Board determines in good faith (without the participation of the Investor Observer) that the delivery of any materials or attendance at any meeting or portion thereof by the Investor Observer would or may be reasonably necessary: (A) to preserve attorney-client, work product or similar privilege, (B) to comply with the terms and conditions of confidentiality agreements with third parties, (C) to comply with applicable law, or (D) if the Board determines that there exists, with respect to the subject of a meeting or of Board materials, an actual or potential conflict of interest between the Investor or the Investor Observer and the General Partner or the Partnership; provided that, in the event any of the actions described in subclauses (i), (ii) or (iii) of this Section 2.3(e) are taken, the Board, to the extent practicable, shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of subclauses (A)-(D) of this Section 2.3(e) apply, including the execution of a joint defense agreement or similar arrangement.

(f)                                    The Investor Observer must, prior to being permitted to attend any Board meeting or receive any materials pursuant to this Section 2.3, enter into an agreement (an “Investor Observer Agreement”) with and for the benefit of the General Partner in the form attached hereto as Exhibit A affirming the terms of this Agreement and agreeing to abide with the limitations on observation rights, confidentiality restrictions and other terms set forth herein and therein.

(g)                                 No individual shall serve as an Investor Observer if (i) such individual is a plaintiff in any litigation involving the General Partner, the Partnership or their affiliates or (ii) in the event that any relevant antitrust governmental authority requires such individual to terminate his position as an Investor Observer, and either such event, such individual shall immediately resign as an Investor Observer and, failing such a resignation, the Investor shall remove and replace such individual.  In the event that the Investor fails to remove and replace such individual, the Company may remove such individual by giving notice to the Investor to the effect that such individual has been removed pursuant to this clause (g).

(h)                                 Notwithstanding anything in this Agreement to the contrary, the Investor’s Observer Rights shall terminate upon the earlier of such time as (i) the Investor no longer holds the GE Threshold Amount or (ii) the Company no longer owns at least 50% of the General Partner’s outstanding limited liability company interests and does not have the right to appoint at least one director to the Board or appoint at least one non-voting observer to the Board. If the Company no longer owns at least 50% of the General Partner’s outstanding limited liability company interests but retains the right to appoint at least one non-voting observer to the Board, Investor shall retain its right to appoint one non-voting observer to the Board on the same terms and conditions as the Company’s non-voting observer.

2.4                                 Confidentiality.

(a)                                  The Investor agrees to (i) hold in confidence all confidential information and materials that it may receive from the Investor Observer or Investor Director (collectively “Investor Representatives”), who receives, or is given access to such information and materials, in connection with meetings of the Board and committees thereof pursuant to this Agreement (“Confidential Information”) and (ii) not disclose such Confidential Information to any third parties that are not either a direct or indirect wholly-owned subsidiary of General Electric Capital Corporation (the “GE Capital Affiliates”) or employed by the Investor or GE Capital Affiliates; provided that, upon making any such disclosure, the Investor shall notify such persons of the confidential nature of the information provided and each such person’s obligation to preserve the confidentiality of such information consistent with the provisions of this Agreement.  Notwithstanding the foregoing, the Investor may disclose such Confidential Information to its lawyers, accountants, auditors, and other professional advisers who have a duty of confidentiality, and the Investor agrees to instruct each such person regarding the use and disclosure restrictions applicable to Confidential Information as set forth in this Agreement.  The Investor shall not, and shall ensure that all persons receiving Confidential Information from the Investor shall not, use any such Confidential Information for any purpose other than the Investor’s internal monitoring of its investment in the Company and shall be responsible for any breach of this Agreement by any such person.

(b)                                 Each Party agrees that the Confidential Information shall not include information that:

(i)                                     has become, through no act or failure to act on the part of the Investor or any Investor Representative, generally known or available to the public (including information that becomes available to the Investor by wholly lawful inspection or analysis of products sold to the public without reliance on information, knowledge, or data provided by the General Partner that has not become publicly known or been made available in the public domain);

(ii)                                  has been acquired by the Investor without any obligation of confidentiality before receipt of such information from the General Partner;

(iii)                               has been furnished to the Investor by a third party without, to the Investor’s knowledge, any obligation of confidentiality;

(iv)                              is information that the Investor can reasonably document was independently developed by or for the Investor;

(v)                                 is required to be disclosed pursuant to law, regulation, or by order of a court of competent jurisdiction; provided that the Investor shall disclose only that portion of the Confidential Information that is legally required to be disclosed and, to the extent reasonably practicable under the circumstances, promptly notify the General Partner of the Confidential Information to be disclosed and of the circumstances in which the disclosure is alleged to be required prior to disclosure and use its commercially reasonable efforts to cooperate with the General Partner in its efforts to seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement;

(vi)                              is disclosed with the prior written consent of the General Partner; or

(vii)                           is disclosed for the purpose of enforcement of this Agreement.

3.                                      ASSIGNMENT, AMENDMENT AND TERMINATION.

3.1                                 Assignment.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each other Party, except that the Investor may transfer or assign any of its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of General Electric Capital Corporation.

3.2                                 Amendment of Rights.  Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of each Party hereto.

3.3                                 Termination of Investor Rights.  Notwithstanding anything to the contrary in this Agreement, upon the Investor’s failure to maintain the GE Threshold Amount, all of the Investor’s rights under Sections 2.1, 2.2 and 2.3 shall terminate.

3.4                                 Termination of Agreement.  Notwithstanding anything to the contrary in this Agreement, if at any time the Company no longer owns (i) any of the outstanding limited liability company interests of the General Partner or (ii) at least 50% of the General Partner’s outstanding limited liability company interests and does not have the right to appoint at least one director to the Board or appoint at least one non-voting observer to the Board, then this Agreement shall automatically terminate and be of no further force or effect; provided, however, that the provisions of Section 2.4 shall survive for two years upon any termination of this Agreement and the provisions of Article 4 shall survive indefinitely upon any termination of this Agreement.

4.                                      GENERAL PROVISIONS.

4.1                                 Notices.  All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.1:

ANY PARTNERSHIP PARTY:

Summit Midstream GP, LLC
2100 McKinney Avenue, Suite 1250
Dallas, Texas 75201
Attention:  General Counsel

With a copy (not itself constituting notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Telephone: (713) 546-5400
Facsimile: (713) 546-5401
Attention:  Brett E. Braden

THE INVESTOR:

EFS-S LLC
c/o GE Energy Financial Services
800 Long Ridge Road
Stamford, Connecticut 06927
Telephone:
Facsimile:  (203) 961-2606
Attention:  Portfolio Manager - Summit

With a copy (not itself constituting notice) to:

Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022
Telephone: (212) 705-7000
Facsimile: (212) 752-5378
Attention: Tara A. Higgins

4.2                                 Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

4.3                                 Governing Law.  This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.  Each Party hereby irrevocably submits to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any proceeding arising out of this Agreement or the transactions contemplated hereby.  The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such proceeding brought in any such court has been brought in an inconvenient forum.

4.4                                 Waiver Of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

4.5                                 Severability.  Each portion of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

4.6                                 Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

4.7                                 Successors and Assigns.  Subject to the provisions of Section 3.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties.

4.8                                 Construction.  As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to a “Section” or “subsection” shall be to a Section or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation,” (e) the word “day” or “days” shall mean a calendar day or days and (f) the term “affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person; provided that a person shall be deemed to control another person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise.  The headings of the Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

4.9                                 Counterparts.  This Agreement may be executed simultaneously in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.10                           Specific Performance.  Each Partnership Party, on the one hand, and the Investor, on the other hand, acknowledges and agrees that irreparable injury would occur in the event any of the provisions of Article 2 were not performed in accordance with their specific terms or were otherwise breached and that such injury would be not be compensable in damages. It is accordingly agreed that the Parties shall be entitled to specific enforcement of the terms of Article 2, and no party will take any action, directly or indirectly, in opposition to the other Party seeking relief on the grounds that any other remedy or relief is available at law or in equity.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

INVESTOR:

EFS-S LLC

By:	Aircraft Services Corporation
its managing member

By:	/s/ Tyson Yates
Name: Tyson Yates
Its: Vice President

PARTNERSHIP PARTIES:

Summit Midstream GP, LLC

By:	/s/ Steven J. Newby
Name: Steven J. Newby
Its: President and Chief Executive Officer

Summit Midstream Partners, LLC

By:	/s/ Steven J. Newby
Name: Steven J. Newby
Its: President and Chief Executive Officer

Signature Page to Investor Rights Agreement

EXHIBIT A
FORM OF INVESTOR OBSERVER AGREEMENT

Summit Midstream GP, LLC

c/o Summit Midstream Partners, LP

2100 McKinney Avenue, Suite 1250

Dallas, Texas 75201

[                   ,       ]

[Name]
[Address]

Re:                             Summit Midstream GP, LLC — Investor Observer

Dear [              ]:

Pursuant to that certain Investor Rights Agreement (the “Investor Rights Agreement”), dated as of October 3, 2012, by and among EFS-S LLC, a Delaware limited liability company (the “Investor”), Summit Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), and Summit Midstream Partners, LLC, a Delaware limited liability company (the “Company”), you have been designated as an Investor Observer by the Investor.  Under the terms of the Investor Rights Agreement, prior to attending any Board meetings in your capacity as an Investor Observer or receiving any materials in connection therewith, you must enter into this agreement for the benefit of the General Partner.  Capitalized terms used but not defined herein are used with the meanings given to them in the Investor Rights Agreement.

In connection with your designation as an Investor Observer, your observation of meetings of the Board and the receipt of materials given to members of the Board in connection therewith, you hereby agree as follows:

1.                                     Investor Rights Agreement.  You hereby affirm the terms of the Investor Rights Agreement and agree that your observation of meetings of the Board and the receipt of materials given to Directors in connection therewith is subject in all respects to the terms of the Investor Rights Agreement.  You agree that there are no rights or privileges whatsoever arising from your status as an Investor Observer and agree to abide with the limitations on observation rights contained herein and in the Investor Rights Agreement.  You further certify that you are not a plaintiff in any litigation involving the General Partner, Summit Midstream Partners, LP, a Delaware limited partnership, or their affiliates and that by your signature hereto, you agree to automatically resign as an Investor Observer if you become a plaintiff in any such litigation.

2.                                       Confidentiality.  You hereby agree to hold in confidence and trust and not to use or disclose any Confidential Information provided to or learned by you in connection with or pursuant to your service as an Investor Observer, to the same extent that Confidential Information is required to be held in confidence by the Investor pursuant to Section 2.4 of the Investor Rights Agreement, whether such Confidential Information is provided to or learned by you at a meeting of the Board, through material delivered or distributed to you, or otherwise.

3.                                       Counterparts.  This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.  This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

4.                                       Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Sincerely,

SUMMIT MIDSTREAM GP, LLC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

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